Exhibit 99.2

Endo International plc Minerva House Simmonscourt Road Ballsbridge Dublin 4, Ireland Email: desilva.rajiv@endo.com www.endo.com

Rajiv De Silva

President and Chief Executive Officer

March 11, 2015

CONFIDENTIAL

Board of Directors

Salix Pharmaceuticals, Ltd.

8510 Colonnade Drive

Raleigh, NC 27616

Attn:	Tom D’Alonzo
Chairman and Interim Chief Executive Officer

Dear Tom:

On behalf of Endo International plc (“Endo”), I am pleased to provide to the Board of Directors of Salix Pharmaceuticals, Ltd. (“Salix”) a proposal to combine Salix and Endo, which Endo believes is substantially superior to the pending Salix-Valeant transaction because it (i) delivers far more value to Salix’s stockholders and (ii) provides further upside potential through a material equity component. We believe that the proposed transaction would present a compelling combination and be a transformative transaction for Endo, thereby delivering substantial value for the stockholders of both of our companies.

The Proposal

We propose that Endo acquire all of the outstanding shares of Salix common stock for per share consideration of (a) 1.4607 shares of Endo common stock and (b) $45 payable in cash at closing. Based on the closing price of Endo common stock on March 10, 2015, the stock portion of the proposed consideration is worth $130 per Salix common share, for a total per share value of $175. Upon consummation of the proposed transaction, Salix stockholders would own approximately 40% of the combined company. In light of the significant ownership in the combined company, we are pleased to offer one seat on the combined company’s Board to Salix.

Our proposal currently represents an 11% premium over the purchase price to be paid to your stockholders pursuant to the Valeant merger agreement. Moreover, our proposal currently represents a premium of approximately 49% over the 30-day VWAP prior to the date on which it was reported that Salix hired an advisor to pursue a sale of the company, and also provides a premium to Salix’s all-time high share price.

Salix Pharmaceuticals, Ltd.

March 11, 2015

Endo’s Strategic Direction

Since the beginning of 2013, we have transformed our business into a high growth, global, therapeutically diversified specialty pharmaceutical company well positioned to drive value through a balanced combination of late stage research & development and value-creating acquisitions. Over this period, we have successfully completed six transactions, including the merger with Paladin and the acquisition of Auxilium. These acquisitions have helped us establish an attractive growth platform with a favorable tax structure. We have also successfully settled major litigations, created a diversified product portfolio and restructured our portfolio to align our businesses with our strategic priorities. These initiatives have translated into over 200% in share price appreciation. We are now an S&P 500 growth-oriented, high margin, diversified company with strong investor support and robust cash flows that allow us to operate from a position of strength. We continue to make progress on our strategic transformation. On March 2, we announced full year earnings for 2014 that were ahead of expectations, robust guidance for 2015, the sale of a large proportion of the AMS device business to Boston Scientific, and the decision to divest the remainder of AMS.

Strategic Rationale and Benefits

We are enthusiastic about a potential combination with Salix. Salix is a clear leader in the GI therapeutic area in the US, with a diversified portfolio of products and with a history of commercial success. Salix has a strong growth profile that is well aligned with Endo’s. We think that Endo would bring significant management resources to continue to allow Salix to grow while utilizing our experience to help resolve any outstanding matters inhibiting growth.

In addition to the considerably greater current value for Salix stockholders that our proposal presents, the proposed combination will deliver significant future benefits for stockholders of both of our companies:

•	The combined company will be a leader in specialty pharmaceuticals – a top-tier company in the sector in terms of organic growth rate, enterprise value, and margin profile.

•	The transaction provides Salix and Endo stockholders with a highly diversified platform for future growth, including attractive branded segments in the US including urology, pain and gastroenterology, specialty generics in the US, and attractive international markets.

•	Salix’s stockholders will benefit from the application of Endo’s lean operating model and efficient corporate structure to Salix’s existing stable of leading products and the combined company’s pipeline of future products.

•	The combined company will also benefit from management talent from both Endo and Salix.

•	The combined company will have an attractive financial structure and a rapid deleveraging profile that will allow for the continuation of Endo’s growth strategy.

•	We would expect this transaction to be accretive to earnings per share in the first full year post-closing, and meaningfully accretive by 15-20% in 2017 versus Endo’s current plan.

Successful Integration Track Record

Given our acquisition history, we have a proven track record of integrating and optimizing the performance of our acquired businesses thereby creating substantial value for stockholders. We are confident that we can successfully integrate Endo’s and Salix’s businesses in a way that would quickly maximize the benefits for our collective stockholders.

Certainty of Consummation

We expect that certainty of closing a transaction is of importance to the Salix Board as it evaluates our proposal. We are confident that any regulatory requirements will be met in a timely fashion. There is no financing condition to our proposal, and we anticipate that we could close the transaction in the second quarter 2015. We have been working with our financial advisors, Bank of America Merrill Lynch and Credit Suisse, to arrange financing for the cash portion of our proposal not financed through cash on hand. Enclosed are “highly confident” letters from these institutions. We expect to provide you shortly with commitment letters to fully finance the proposed transaction.

While our proposal requires approval from the Endo stockholders, we draw your attention to the fact that our most recent equity transaction was approved by our stockholders with a resounding margin.

Endo understands that, pursuant to the Valeant merger agreement, entering into a “Superior Proposal” with Endo would result in the need for Salix to pay a termination fee plus certain Valeant expenses, which could result in short-term liquidity issues for Salix. Because of our strong financial position, Endo would be prepared to assist with liquidity needs related to paying the break fee.

Strong Endo Board Support/Next Steps

The Board of Directors of Endo unanimously supports this proposal. We are prepared, promptly following termination of your merger agreement with Valeant, to enter into a negotiated merger agreement that would be on terms that are substantially similar to your agreement with Valeant, but that would provide greater value to your stockholders.

We are confident that, after you have considered our proposal, you will agree that its terms are considerably more attractive to your stockholders than the Valeant transaction, that our proposal constitutes a “Superior Proposal” under the terms of the Valeant merger agreement and that it would be inconsistent with the Salix Board’s fiduciary duties to Salix stockholders not to

Salix Pharmaceuticals, Ltd.

March 11, 2015

promptly engage in discussions with us regarding our proposal. We understand that, after you have provided the appropriate notice to Valeant under your merger agreement, the Salix Board can authorize management to enter into discussions with Endo and to provide information to us. We respectfully request that you make this determination as soon as possible.

We require minimal confirmatory due diligence. Such diligence can be completed simultaneously with our finalization of a definitive merger agreement. Our objective is to publicly announce a definitive merger agreement within one week of our engagement with Salix.

This letter does not create or constitute any legally binding obligation or commitment by us regarding the proposed transaction, and there will be no legally binding agreement between us regarding the proposed transaction unless and until a definitive merger agreement is executed by Salix and Endo.

We believe time is of the essence, and we are prepared to engage immediately with the Salix Board and its advisors to undertake confirmatory due diligence and negotiate definitive transaction documentation. We and our advisors are ready to meet with you and your team at any time to discuss this proposal and to answer any questions you or they may have regarding our proposal.

Regards,

/s/ Rajiv De Silva
Rajiv De Silva
President and Chief Executive Officer

Enclosures